Exhibit 99.1

XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES PRICING OF $300 MILLION CONVERTIBLE SENIOR NOTES DUE 2009

Washington D.C. , November 18, 2004 — XM Satellite Radio Holdings Inc. (NASDAQ: XMSR), announced today the pricing of $300 million of 1.75% convertible senior notes due 2009. The Company has also granted the initial purchaser of the notes the option to purchase up to an additional $100 million aggregate principal amount of the notes.

XM Satellite Radio plans to use the proceeds for working capital and general corporate purposes.

The notes are non-callable and will be convertible into the Company’s Class A Common Stock at an initial conversion rate of 20.0 shares per $1,000 principal amount of the notes (equal to an initial conversion price of $50.00 per share, representing a conversion premium of approximately 40.9%). The closing sale price for the Company’s Class A Common Stock on November 17, 2004 was $35.48 per share.

The closing is expected to occur on Tuesday, November 23, subject to customary closing conditions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes are being offered by the initial purchaser solely to certain qualified institutional buyers pursuant to Rule 144A, have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws.

Investor Contact:

Gary Tiedemann

Phone: 202-380-4396

gary.tiedemann@xmradio.com

Media Contact:

Chance Patterson

Phone: 202-380-4318

chance.patterson@xmradio.com